Exhibit 99.1
                         Abraxas Petroleum Corporation
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007
                     Office: 210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

            Abraxas Announces the Appointment of Paul A. Powell, Jr.
                            to its Board of Directors

SAN ANTONIO (Aug. 22, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced the appointment of Paul A. "Buzzy" Powell, Jr. to its Board of Directors.

Mr. Powell, 59, is the Trustee of 17 investment trusts, including the Paul A. Powell Trust. He is currently Vice President and a Director of Mechanical Development Company, Inc., a tool and die production machine company. Mr. Powell served as a director of Abraxas from 1987 to 1999 and has since, served as an advisory director to Abraxas' board.

Mr. Powell is a managing partner of Claytor Equity Partners, Cortland Partners, JWM Partners, Emory Partners, Burnett Partners and President of Somerset Investments, Ltd. Mr. Powell is also manager of Westpoint (2002) LLC and WMP Properties LLC, and co-manager of Wessex LLC. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

Mr. Powell will replace James C. "Jim" Phelps, who has served on Abraxas' board since 1983. Mr. Phelps, 82, resigned for family health related reasons.

Mr. Powell will serve the remainder of Mr. Phelps' term, which will expire in 2006, after which he will stand for re-election by Abraxas' shareholders.

"We are extremely pleased that Buzzy will be joining the Abraxas board again. Buzzy's extensive financial knowledge and experience combined with his understanding of the oil and gas industry will benefit Abraxas and all of our shareholders. In addition, we would like to convey our gratitude to Jim for his significant contributions to the Board and to Abraxas during his 23-year tenure. On behalf of the entire Abraxas family, we wish him and his family good health," commented Bob Watson, Abraxas' President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.


FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com